 Exhibit 99.1
Letter to Our Shareholders
Fellow Shareholders,
In the fourth quarter of 2022, we delivered record unit shipments, Fab-1 yield, and customer progression through our revenue funnel. We have begun our journey to scale with new leadership that is rolling up its sleeves to drive shareholder value.
Recent improvements in manufacturing support our forecast to more than double battery cell output in the first quarter of 2023 to 9,000 units. Our plan is to more than double unit production every quarter during 2023 based on continued operational improvements.
Fab-1 progress strengthens our confidence in scaling up our Gen2 Autoline since most of the process steps currently used are not changing in Gen2. Consequentially, we believe yield improvement on our Gen1 equipment ports directly to Gen2 equipment. The principal enhancements in Gen2 involve increased levels of automation, parallelism, and in-line metrology that we anticipate will speed up the manufacturing process by over 10x compared to our current speeds. Furthermore, we have designed the Gen2 equipment with the intent to close remaining yield gaps on the Gen1 equipment.
Numerous process steps for Gen2 have already been demonstrated by our equipment vendors in proof-of-concept (“PoC”) hardware, and our team is currently finishing up this work. Our next milestone is board approval of Gen2 design by March 15. This PoC work is one key proof point of the Gen2 specifications, which include throughput levels. Over the course of 2023, our Gen2 equipment vendors will also perform factory acceptance testing (“FAT”) to achieve faster rates of production. Hitting these specs is necessary to clear FAT and generate milestone payments before we take possession of the equipment. We intend to share this progress as milestones are achieved and risk is mitigated.
Commercial progress in Q4 2022 was enhanced by an increasing number of pre-production battery cells shipped from Fab-1 to customers for qualification. This resulted in the Active Design and Design Win portions of our revenue funnel growing 58% sequentially to $669 million in Q4 2022 from $423 million in Q3 2022.
We recognized $1.1 million of service revenue in Q4 2022 due to custom cell shipments for both the U.S. Army and a lead mobile communications customer for completing our milestone performance obligation. We customize cells for customers typically because they require unique dimensions to fit a battery into the cavity in their device that differs from our standard size offerings. Our architecture is well-suited for this task, and we expect custom cells to be an important component of revenue in 2024 and beyond. This is why both the Gen2 production line and a faster version of our pilot line (“Agility Line”) have been designed to change battery sizes more quickly.
We believe the barometer of our long-term success is the progress we make toward producing battery cells in high volume for customers who have qualified our product. Accordingly, in 2023 we will report out the following metrics to track our progress: 1) quarterly Fab-1 units produced, 2) Gen2 Autoline milestones toward start of production, and 3) revenue funnel/customer qualification progression.
Last, we have augmented our existing battery expertise internally with a new leadership team that has a proven track record of ramping high-volume semiconductor production at low cost to support the product roadmaps of blue-chip customers in portable electronics. We believe this “silicon mindset” of continuous improvement in product, manufacturing efficiency, and cost is crucial to our future success and highly differentiates us from our competitors.
Manufacturing. Our team spent much of Q4 2022 prioritizing yield, throughput as measured by units per hour (“UPH”), and equipment uptime improvements, which set the stage for a strong ramp to finish the quarter. The 4,442 cells shipped exceeded our internal goal and positioned us for much higher output to start 2023 given significant yield improvements.

Our volume-weighted average yield over the last four weeks of Q4 2022 was 42.9%, up from 16.4% to finish Q3 2022. We believe that a major contributor to this improvement was the deployment of shared goals across a virtual organization of eleven cross-functional module teams, including Process, Equipment, Mechanical, Controls, Integration, Product Engineering, and Maintenance. Under the direction of new Operations leadership, we believe these continuous improvement efforts will continue to bear fruit moving forward.
Commercialization. During the second half of 2022, a rising number of wearable-size battery cells made by our first production line in Fremont greatly enhanced our customer qualification efforts. Over 20 accounts have received pre-production cells from Fab-1 to test and are actively designing our cell into an identified product. This resulted in a nearly $250 million movement from the top of our revenue funnel (“Engaged Opportunities”) to the bottom of our revenue funnel (“Active Designs and Design Wins”) between Q3 2022 and Q4 2022. This qualification work is critical to our ability to support capacity additions in 2024 and beyond.
Funnel progression was dominated by Internet of Things (“IoT”) class products. Going forward, we will talk more about IoT as a major category for Enovix as it touches on a long tail of products powered by lithium-ion batteries. This includes smartwatches, health/wellness devices, video doorbells, location trackers, action cameras, portable networking devices and computing accessories, among others. A key part of our strategy is utilizing distributors and original design manufacturers (“ODMs”) to serve this market. At CES in January, we showed a video doorbell from Lite-On Technology Corp. and a smartwatch from Inventec Corp., two leading ODMs in those markets, powered by Enovix battery cells. We believe our ability to customize cell size for individual applications will be critical to addressing the needs of the IoT market.
Technology and Products. We have undertaken actions in R&D meant to better position the company for long-term success. First, we reorganized the R&D organization to move our Process Engineering, Equipment Engineering, Pilot Line, and Quality teams into the Operations organization reporting to our new COO, Ajay Marathe. This flattened our structure, which we believe will lead to more efficient decision-making. Second, we formalized our top R&D projects under what are called New Technology Plans (“NTPs”), a business process meant to ensure that product development efforts are prioritized by their financial impact and properly resourced so that milestones are achieved on time and on budget.
Our product development strategy is tightly aligned with the goals of meeting the market needs of higher energy density and cycle life while delivering breakthroughs in safety. In Q4 2022, our development team continued work on our next generation node (EX1.5) and at CES in January we demonstrated a smartwatch from leading brand Amazfit running on an EX1.5 battery cell. Our work on EX1.5 has included demonstrating energy density of more than 1,000 Wh/l (when adjusted to a cell phone size cell) thanks in part to an upgraded higher-voltage cathode. We also continue to work on enhanced cycle life, a key requirement for smartphones and laptops, with new electrolytes and adjusted cell voltage limits.
Financials. Fourth quarter total revenue was $1.1 million, which consisted of an immaterial amount of product revenue and $1.1 million of service revenue.
Our fourth quarter GAAP gross profit was a loss of $9.3 million, or a loss of $8.5 million on a Non-GAAP basis (excluding stock-based compensation). Non-GAAP cost of revenue of $9.6 million in Q4 2022 was up from $5.6 million in Q3 2022 due to increases in headcount to support higher levels of manufacturing in addition to the recognition of deferred costs associated with service revenue.
Our fourth quarter GAAP operating expenses were $35.9 million, up from $24.6 million in the fourth quarter of 2021, which included a $4.9 million equipment impairment. Non-GAAP Q4 2022 operating expenses of $23.5 million were up from $20.6 million in Q4 2021 and up from $19.4 million in Q3 2022. Headcount increases to support growth were the primary contributor to higher operating expenses.
Our fourth quarter GAAP loss was $11.2 million, or a basic loss of $0.07 per share, which included a $31.1 million gain from the quarterly change in the fair value of our private placement warrant liability. On a Non-GAAP basis, our fourth quarter net loss was $29.2 million, or a basic loss of $0.19 per share.

Fourth quarter adjusted EBITDA was a loss of $26.0 million, compared to an adjusted EBITDA loss of $20.3 million in Q4 2021 and an adjusted EBITDA loss of $20.2 million in Q3 2022. Adjusted EBITDA excludes the change in fair value of our private placement warrant liability, stock-based compensation, and other nonrecurring items.
A full reconciliation of our GAAP to Non-GAAP results is available later in this letter.
Our balance sheet is strong with net cash of $322.9 million at the end of the fourth quarter. Cash from operations was a loss of $21.8 million in the fourth quarter and capital expenditures were $4.8 million.
Company Strategy
Product commercialization began in Q2 2022, as we delivered cells with leading energy density into the portable electronics market.
We are targeting this market initially for several reasons:
1.High-energy density is a critical need for product designers in the portable electronics market. The unprecedented energy density of our cells allows these designers to deliver new features and form factors for their products, not merely longer charging intervals.
2.Batteries often make up a small fraction of the cost of premium portable electronics, which gives us the opportunity to earn premium average selling prices and margins given the value assigned to higher energy density.
3.Consumer electronics design and qualification cycles are significantly shorter than other applications such as automotive, enabling faster time to revenue.
Within the portable electronics market, we have simplified our market focus to three categories: IoT (wearables, AR/VR, medical, industrial, cameras, etc.), Mobile (smartphones, land mobile radios, enterprise devices, etc.), and Computing (laptops, tablets). Since we first published our total addressable market (“TAM”) estimates in 2021, our focus has widened to include a broader set of categories under IoT. In addition, the lithium-ion battery market has outperformed expectations. We now estimate the TAM for lithium-ion batteries in our targeted portable electronics markets to be $23 billion in 2026 versus our prior estimate of $13 billion by 2025.
In IoT we have over 50 engagements due to our strong value proposition and increasing output of samples and pre-production units from Fab-1. This market continues to have a broad set of use cases for higher battery capacity. For wearables, this includes enhanced runtime, continuous health monitoring and higher use of GPS and cellular connectivity. The IoT market also makes for a good entry point, given the number of SKUs that have small volume requirements. This allows us to potentially serve multiple customers out of Fab-1 for products intended for 2023 release. We also picked up a design win for a medical device in Q4 2022 and are seeing strong overall traction with health/wellness devices due to their need for uninterrupted biometric monitoring over long periods that can be delivered with the higher battery capacity our product delivers.
In Mobile, product designers are seeking higher battery capacities to support additional power-hungry features without sacrificing runtime. We are also well-positioned to capitalize on the emerging trend of foldable devices as our energy density advantage allows product designers to move from a two- to one-battery design. According to Counterpoint Research foldable smartphones are expected to grow nearly 2.5x between 2021 and 2023 to 22.7 million units. Notably, that would account for greater than 20% share of the ultra-premium segment of the market ($1,000+ retail price).
In Computing, we have engagements with several industry leaders as energy density is a key enabler of all-day battery life product designers in this category strive for. Notably in Q4 2022, we moved a tablet program with a mega-cap Strategic Account to the Active Design win phase of our revenue funnel.

We believe focusing on these portable electronics market applications ahead of EVs is the right strategy for any advanced battery company because of the economic and time-to-market advantages. Entering the EV battery market requires billions of dollars of capital to build Gigafactories, offers lower prices per kWh than mobile electronics, and demands long qualification cycles. We believe the best approach is to start in premium markets where we can leverage our differentiated technology and solidify our manufacturing process while striving toward profitability. At the same time, we are seeding our entry into the EV market by sampling batteries to EV OEMs and demonstrating batteries featuring our 100% active silicon anode paired with EV-class cathode materials. Our goal is to translate this work into partnerships (joint venture or licensing) with automakers or battery OEMs to commercialize our technology in this end-market.
Outlook
We believe the best indicator for our business in the short-term is battery cell unit output from Fab-1. For that reason, we will now guide units as opposed to guiding revenue annually because annual revenue is highly influenced by the timing of episodic service revenue.
For full-year 2023, we expect to produce 180,000 wearable-size cells at Fab-1. In the first quarter of 2023, we expect to produce 9,000 wearable-size cells, or more than double the 4,442 batteries produced in the fourth quarter of 2022. We plan to more than double battery production sequentially in every quarter of 2023. In addition, in 2023 we plan build pre-production smartphone-sized cells from Fab-1 to begin customer qualification, but we do not expect this to impact revenue.
For full-year 2023, we expect to spend $120 million of cash on capital expenditures as we take possession of our first Gen2 line, prepare a Fab-2 facility in southeast Asia, and add an Agility Line to support our rapidly growing customer qualification needs. We also expect to spend $120 million of cash operationally as we hold operating expenses relatively flat but increase labor (as captured in cost of revenue) to support a higher level of output from Fab-1 and begin to staff for Fab-2. Our cost of revenue in 2023 will also include an estimated $12 million increase in depreciation and amortization expense from 2022 as we begin depreciating additional Fab-1 equipment that will be placed into service.
Our commitment to shareholders is to use the capital you’ve invested in us very efficiently both today and in how we fund our future capacity expansions to support demand. We’re engaged with customers; and strategic and government entities that have an interest in infusing capital to build out production lines. In the battery industry, this is not uncommon, and we will explore the options that make the most sense for our shareholders.
Summary
Enovix is undergoing a transformation. In 2022, we shipped our first commercial battery cell units from the production line at Fab-1 and proved we could make our battery and get on the S-curve of yield improvement. With new leadership in place, we are focused on making the necessary refinements to transform the company from an R&D mentality to a P&L mentality. Our commitment in 2023 is to make the necessary changes that set up the company for an achievable path of high growth.
Quarterly Conference Call and Webcast
Wednesday, February 22 / 2 p.m. PT / 5 p.m. ET
Live video call: https://enovix-q42022-earnings.open-exchange.net/

Enovix Corporation
Consolidated Balance Sheets
(Unaudited)
(In Thousands, Except Share and per Share Amounts)

	January 1, 2023	January 2, 2022
Assets
Current assets:
Cash and cash equivalents	$322,851	$385,293
Accounts receivable, net	170	—
Inventory	634	—
Deferred contract costs	800	4,554
Prepaid expenses and other current assets	5,193	8,274
Total current assets	329,648	398,121
Property and equipment, net	103,868	76,613
Operating lease, right-of-use assets	6,133	6,669
Other assets, non-current	937	1,162
Total assets	$440,586	$482,565
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,077	$3,144
Accrued expenses	7,089	7,109
Accrued compensation	8,097	4,101
Deferred revenue	50	5,575
Other liabilities	716	707
Total current liabilities	23,029	20,636
Warrant liability	49,080	124,260
Operating lease liabilities, non-current	8,234	9,071
Deferred revenue, non-current	3,724	2,290
Other liabilities, non-current	92	191
Total liabilities	84,159	156,448
Commitments and Contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares of 1,000,000,000; issued and outstanding shares of 157,461,802 and 152,272,287 as of January 1, 2023 and January 2, 2022, respectively	15	15
Preferred stock, $0.0001 par value; authorized shares of 10,000,000; no shares issued or outstanding as of January 1, 2023 and January 2, 2022, respectively	—	—
Additional paid-in-capital	741,186	659,254
Accumulated deficit	(384,774)	(333,152)
Total stockholders’ equity	356,427	326,117
Total liabilities and stockholders’ equity	$440,586	$482,565

Enovix Corporation
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except Share and per Share Amounts)

	Quarters Ended		Fiscal Years
	January 1, 2023	January 2, 2022	2022	2021
Revenue	$1,093	$—	$6,202	$—
Cost of revenue	10,356	120	23,239	1,967
Gross margin	(9,263)	(120)	(17,037)	(1,967)
Operating expenses:
Research and development	15,545	12,437	58,051	37,850
Selling, general and administrative	15,425	12,205	51,970	29,705
Impairment of equipment	4,921	—	4,921	—
Total operating expenses	35,891	24,642	114,942	67,555
Loss from operations	(45,154)	(24,762)	(131,979)	(69,522)
Other income (expense):
Change in fair value of convertible preferred stock warrants and common stock warrants	31,140	(59,820)	75,180	(56,141)
Interest income (expense), net	2,832	21	5,231	(150)
Other income (expense), net	1	(7)	(54)	(61)
Total other income (expense), net	33,973	(59,806)	80,357	(56,352)
Net loss and comprehensive loss	$(11,181)	$(84,568)	$(51,622)	$(125,874)

Net loss per share, basic	$(0.07)	$(0.60)	$(0.34)	$(1.07)
Weighted average number of common shares outstanding, basic	154,190,752	141,183,160	152,918,287	117,218,893
Net loss per share, diluted	$(0.27)	$(0.60)	$(0.82)	$(1.07)
Weighted average number of common shares outstanding, diluted	155,283,324	141,183,160	154,149,367	117,218,893

Enovix Corporation
Consolidated Statements of Cash Flows
(Unaudited)
(In Thousands)

	Fiscal Years
	2022	2021
Cash flows from operating activities:
Net loss	$(51,622)	$(125,874)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	7,425	995
Amortization of right-of-use assets	547	520
Stock-based compensation	30,367	10,711
Changes in fair value of convertible preferred stock warrants and common stock warrants	(75,180)	56,141
Impairment of equipment	4,921	—
Loss on early debt extinguishment	—	60
Changes in operating assets and liabilities:
Accounts receivable	(170)	—
Inventory	(634)	—
Prepaid expenses and other assets	(2,828)	(2,497)
Deferred contract costs	3,754	(967)
Accounts payable	2,272	1,523
Accrued expenses and compensation	2,547	5,193
Deferred revenue	(4,091)	2,370
Other liabilities	(48)	519
Net cash used in operating activities	(82,740)	(51,306)
Cash flows from investing activities:
Purchase of property and equipment	(36,212)	(43,584)
Net cash used in investing activities	(36,212)	(43,584)
Cash flows from financing activities:
Proceeds from Business Combination and PIPE financing	—	405,155
Payments of transaction costs related to Business Combination and PIPE financing	—	(31,410)
Proceeds from exercise of common stock warrants, net	52,828	77,170
Proceeds from secured promissory notes, converted promissory notes and paycheck protection program loan	—	15,000
Proceeds from issuance of common stock under employee stock purchase plan	1,900	—
Payroll tax payments for shares withheld upon vesting of RSUs	(587)	—
Repayment of secured promissory note	—	(15,000)
Payments of debt issuance costs	—	(90)
Proceeds from exercise of convertible preferred stock warrants	—	102
Proceeds from the exercise of stock options	2,379	190
Repurchase of unvested restricted common stock	(10)	(27)
Net cash provided by financing activities	56,510	451,090
Change in cash, cash equivalents, and restricted cash	(62,442)	356,200
Cash and cash equivalents and restricted cash, beginning of period	385,418	29,218
Cash and cash equivalents, and restricted cash, end of period	$322,976	$385,418

Net Loss to Adjusted EBITDA
While we prepare our consolidated financial statements in accordance with GAAP, we also utilize and present certain financial measures that are not based on GAAP. We refer to these financial measures as “Non-GAAP” financial measures. In addition to our financial results determined in accordance with GAAP, we believe that EBITDA and Adjusted EBITDA are useful measures in evaluating its financial and operational performance distinct and apart from financing costs, certain non-cash expenses and non-operational expenses.
These Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the Non-GAAP financial measures presented by also providing the most directly comparable GAAP measures.
We use Non-GAAP financial information to evaluate our ongoing operations and for internal planning, budgeting and forecasting purposes. We believe that Non-GAAP financial information, when taken collectively, may be helpful to investors in assessing its operating performance and comparing its performance with competitors and other comparable companies. You should review the reconciliations below but not rely on any single financial measure to evaluate our business.
“EBITDA” is defined as earnings (net loss) adjusted for interest expense; income taxes; depreciation expense, and amortization expense. “Adjusted EBITDA” includes additional adjustments to EBITDA such as stock-based compensation expense; change in fair value of convertible preferred stock warrants, common stock warrants and convertible promissory notes; impairment of equipment and other special items as determined by management which it does not believe to be indicative of its underlying business trends.
Below is a reconciliation of net loss on a GAAP basis to the Non-GAAP EBITDA and Adjusted EBITDA financial measures for the periods presented below (in thousands):

	Quarters Ended		Fiscal Years
	January 1, 2023	January 2, 2022	2022	2021
Net loss	$(11,181)	$(84,568)	$(51,622)	$(125,874)
Interest expense	—	—	—	187
Depreciation and amortization	3,177	453	7,972	1,515
EBITDA	(8,004)	(84,115)	(43,650)	(124,172)
Stock-based compensation expense	8,250	3,994	30,367	10,711
Change in fair value of convertible preferred stock warrants and common stock warrants	(31,140)	59,820	(75,180)	56,141
Impairment of equipment	4,921	—	4,921	—
Loss on early debt extinguishment	—	—	—	60
Adjusted EBITDA	$(25,973)	$(20,301)	$(83,542)	$(57,260)

Free Cash Flow
We define “Free Cash Flow” as (i) net cash from operating activities less (ii) capital expenditures, net of proceeds from disposals of property and equipment, all of which are derived from our Consolidated Statements of Cash Flow. The presentation of non-GAAP Free Cash Flow is not intended as an alternative measure of cash flows from operations, as determined in accordance with GAAP. We believe that this financial measure is useful to investors because it provides investors to view our performance using the same tool that we use to gauge our progress in achieving our goals and it is an indication of cash flow that may be available to fund investments in future growth initiatives. Below is a reconciliation of net cash used in operating activities to the Free Cash Flow financial measures for the periods presented below (in thousands):

	Fiscal Years
	2022	2021
Net cash used in operating activities	$(82,740)	$(51,306)
Capital expenditures	(36,212)	(43,584)
Free Cash Flow	$(118,952)	$(94,890)

Other Non-GAAP Financial Measures Reconciliation
(In Thousands, Except Share and per Share Amounts)

	Quarters Ended		Fiscal years
	January 1, 2023	January 2, 2022	2022	2021
GAAP cost of revenue	$10,356	$120	$23,239	$1,967
Stock-based compensation expense	(754)	—	(2,071)	(274)
Non-GAAP cost of revenue	$9,602	$120	$21,168	$1,693

GAAP gross margin	$(9,263)	$(120)	$(17,037)	$(1,967)
Stock-based compensation expense	754	—	2,071	274
Non-GAAP gross margin	$(8,509)	$(120)	$(14,966)	$(1,693)

GAAP research and development (R&D) expense	$15,545	$12,437	$58,051	$37,850
Stock-based compensation expense	(3,015)	(1,978)	(12,720)	(6,175)
Non-GAAP R&D expense	$12,530	$10,459	$45,331	$31,675

GAAP selling, general and administrative (SG&A) expense	$15,425	$12,205	$51,970	$29,705
Stock-based compensation expense	(4,481)	(2,016)	(15,576)	(4,262)
Non-GAAP SG&A expense	$10,944	$10,189	$36,394	$25,443

GAAP operating expenses	$35,891	$24,642	$114,942	$67,555
Stock-based compensation expense included in R&D expense	(3,015)	(1,978)	(12,720)	(6,175)
Stock-based compensation expense included in SG&A expense	(4,481)	(2,016)	(15,576)	(4,262)
Impairment of equipment	(4,921)	—	(4,921)	—
Non-GAAP operating expenses	$23,474	$20,648	$81,725	$57,118

GAAP loss from operations	$(45,154)	$(24,762)	$(131,979)	$(69,522)
Stock-based compensation expense	8,250	3,994	30,367	10,711
Impairment of equipment	4,921	—	4,921	—
Non-GAAP loss from operations	$(31,983)	$(20,768)	$(96,691)	$(58,811)

GAAP net loss	$(11,181)	$(84,568)	$(51,622)	$(125,874)
Stock-based compensation expense	8,250	3,994	30,367	10,711
Change in fair value of convertible preferred stock warrants and common stock warrants	(31,140)	59,820	(75,180)	56,141
Impairment of equipment	4,921	—	4,921	—
Loss on early debt extinguishment	—	—	—	60
Non-GAAP net loss	$(29,150)	$(20,754)	$(91,514)	$(58,962)

	Quarters Ended		Fiscal years
	January 1, 2023	January 2, 2022	2022	2021
GAAP net loss per share, basic	$(0.07)	$(0.60)	$(0.34)	$(1.07)
GAAP weighted average number of common shares outstanding, basic	154,190,752	141,183,160	152,918,287	117,218,893

GAAP net loss per share, diluted	$(0.27)	$(0.60)	$(0.82)	$(1.07)
GAAP weighted average number of common shares outstanding, diluted	155,283,324	141,183,160	154,149,367	117,218,893

Non-GAAP net loss per share, basic	$(0.19)	$(0.15)	$(0.60)	$(0.50)
GAAP weighted average number of common shares outstanding, basic	154,190,752	141,183,160	152,918,287	117,218,893

Non-GAAP net loss per share, diluted	$(0.19)	$(0.15)	$(0.59)	$(0.50)
GAAP weighted average number of common shares outstanding, diluted	155,283,324	141,183,160	154,149,367	117,218,893

Management’s Use of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA, Free Cash Flow and other non-GAAP measures are intended as supplemental financial measures of our performance that are neither required by, nor presented in accordance with GAAP. We believe that the use of Non-GAAP measures provides an additional tool for investors to use in evaluating ongoing operating results, trends, and in comparing our financial measures with those of comparable companies, which may present similar Non-GAAP financial measures to investors.
However, you should be aware that when evaluating the non-GAAP measures, we may incur future expenses similar to those excluded when calculating these measures. In addition, the presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Our computation of EBITDA, Adjusted EBITDA, Free Cash Flow and other Non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate the Non-GAAP measures in the same fashion.
Forward-Looking Statements
This letter to shareholders contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “will,” “goal,” “prioritize,” “plan,” “target,” “expect,” “focus,” “look forward,” “opportunity,” “believe,” “estimate,” “continue,” “anticipate,” and “pursue” or the negative of these terms or similar expressions. Forward-looking statements in this letter to shareholders include, but are not limited to, statements regarding our ability to respond to customer demand and the strength of such demand, our financial and business performance, projected improvements in our manufacturing, commercialization and R&D activities, our plans regarding the Gen2 Autoline, our ability to meet goals for yield and throughput, our revenue funnel and our ability to advance customers from funnel opportunities to design wins and revenue, our focus on the portable electronics market, particularly IoT, Mobile, and Computing categories and our estimates of the total addressable market for lithium-ion batteries in such markets, our strategy and plans to engage in the EV battery market, our ability to meet milestones and deliver on our objectives and expectations, the implementation and success of our business model and growth strategy, including targeting various addressable markets and the expansion of our customer base, our forecasts of our financial and performance guidance and metrics, and our ability to produce industry leading margins. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, our ability to improve energy density among our products, our ability to establish sufficient manufacturing and optimize manufacturing processes to meet demand, sourcing or establishing supply relationships, adequate funds to acquire our next manufacturing facility, market acceptance of our products, changes in consumer preferences or demands, changes in industry standards, the impact of technological development and competition, and global economic conditions, including inflationary and supply chain pressures as well as effects of the COVID-19 pandemic, and political, social, and economic instability, including as a result of armed conflict, war or threat of war, terrorist activity or other security concerns or trade and other international disputes that could disrupt supply or delivery of, or demand for, our products. For additional information on these risks and uncertainties and other potential factors that could affect our business and financial results or cause actual results to differ from the results predicted, please refer to our filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q and other documents that we have filed, or that we will file, with the SEC. Any forward-looking statements made by us in this letter to shareholders speak only as of the date on which they are made and subsequent events may cause these expectations to change. We disclaim any obligations to update or alter these forward-looking statements in the future, whether as a result of new information, future events or otherwise, except as required by law.